EXHIBIT 23.1

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CONSENT OF INDEPENDENT ACCOUNTANTS

Wiener, Goodman & Company, P.C., hereby consent to the use of our opinion dated October 28, 2009, on the financial statements and schedules of EV Innovations, Inc. (formerly Hybrid Technologies, Inc.) as of July 31, 2008, for filing with the EV Innovations, Inc. Form S-8.

/s/ Wiener, Goodman & Company, P.C.
WIENER, GOODMAN & COMPANY, P.C.

Dated: March 2, 2009